Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into as of September 8, 2014 (the “Commencement Date”), between Par Petroleum Corporation, a Delaware corporation (the “Company”), and Peter Coxon ( “Consultant”). Upon the expiration of the seven-day revocation period described in Section 5.b. of the Separation Agreement (as defined below) without a revocation by the Officer as described therein (the “Effective Date”), this Agreement will become effective as of the Commencement Date, provided that if the Effective Date does not occur, this Agreement will be void ab initio (e.g., it shall never take effect).

WITNESSETH

WHEREAS, pursuant to the Separation and General Release Agreement entered into effective as of September 8, 2014 (the “Separation Agreement”), Consultant’s employment with the Company and any subsidiaries and affiliated entities terminated on September 8, 2014;

WHEREAS, Consultant has certain knowledge and expertise related to the businesses and operations of the Company and its Affiliates (as defined below); and

WHEREAS, the Company wishes to insure that, notwithstanding the termination of Consultant’s employment, the Company and its Affiliates will continue to have the benefit of Consultant’s knowledge and experience related to the businesses and operations of the Company and its Affiliates.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.	Consulting Services.

(a)	The Company hereby engages Consultant, and Consultant hereby agrees, to perform and provide Consulting Services (as defined below) to the Company and its Affiliates as directed by the Company’s board of directors or the Company’s management, on an independent contractor basis. As used in this Agreement, “Consulting Services” means services related to the businesses and operations of the Company and its Affiliates, including but not limited to (i) the Federal Trade Commission’s and the State of Hawaii’s review of the Company’s proposed acquisition of Koko’oha Investments Inc. by merger, including but not limited to any litigation, appeals or further administrative review; (ii) the Company’s recruitment and hiring of Jim Yates; and (iii) any investigation or review by the Company, its subsidiaries or corporate affiliates, or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Consultant was employed by the Company and in respect of which Consultant has knowledge. The Company may temporarily or permanently exclude any particular service from the scope of the Consulting Services upon written notice to Consultant.

(b)	Consultant agrees to render the Consulting Services conscientiously and devote his best efforts and abilities thereto. Consultant further agrees to devote to the Company such portions of his business time and attention as may be necessary and appropriate to perform the Consulting Services, but Consultant shall not be required to provide more than 60 hours of Consulting Services in any calendar month.

(c)	The Consulting Services shall be performed at such locations as the parties may mutually agree from time to time; provided, however, the parties acknowledge and agree that Consultant may be required to periodically travel to other locations as may be reasonably necessary in the performance of the Consulting Services.

2.	Term. The term of this Agreement shall begin on the Commencement Date and end on the earliest to occur of: (i) the death or disability of Consultant, (ii) the Company provides written notice to the Consultant of the termination of this Agreement due to the gross negligence, fraud, willful misconduct, material breach of this Agreement by Consultant or a material breach of Company policies by Consultant or (iii) December 31, 2014 (the “Consulting Period”), unless extended by the mutual written agreement of Consultant and the Company.

3.	Compensation. For all services rendered under this Agreement and the other covenants and agreements of Consultant, during the Consulting Period, the Company shall (a) pay to Consultant a fee of $15,000 per month and (b) reimburse Consultant for all reasonable out-of-pocket traveling expenses incurred by Consultant in rendering the Consulting Services as approved by the Company in accordance with the policies, practices and procedures of the Company. Consultant shall furnish a reasonable detail including receipts of any expenses for which reimbursement is sought.

4.	Independent Contractor Status.

(a)

Non-Employee Status; Independent Contractor. The Company and Consultant hereby acknowledge that Consultant is and will be an independent consultant to and is not an employee (or person of similar status) of the Company or any of its Affiliates (defined below) for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Consultant acknowledges that he will not be paid any “wages” (as defined in the Code) in respect of the services under this Agreement, and the Company will not withhold any amounts from the consideration paid hereunder for tax purposes. Consultant shall be solely responsible for all taxes (including penalties and interests thereon) imposed on him by reason of the payment of any compensation, benefits or other amounts payable in respect of this Agreement or the services under this Agreement, if any, and shall indemnify the Company and its Affiliates for any losses or damages (including reasonable attorneys’ fees) incurred or suffered by the Company or its Affiliates as a result of Consultant or Consultant’s failure to pay any such taxes (including any penalties and interest thereon). As used in this Agreement, the term “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question (as used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise).

(b)	Method of Performing Services. Consultant shall be free to determine, in Consultant’s sole discretion, the method, details, and means of performing the Consulting Services; provided, however, that such method, details, and means shall be in accordance with good and reputable business practices. Consultant shall be free to set Consultant’s own hours and appointments. The Company shall have no right to, and shall not, control the manner or determine the method of accomplishing such work. The Company may, however, require Consultant to observe at all times the security and safety policies of the Company. In addition, the Company shall be entitled to exercise a broad general power of supervision and control over the results of work performed by Consultant to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, and make suggestions or recommendations as to the details of the work, and request modifications to the scope of the consulting services to be provided hereunder.

(c)	No Authority. Consultant, in his capacity as such, has no authority, either real, implied or apparent, to act for or bind or obligate the Company to any contract or any other matter without the prior express written approval from an authorized representative of the Company. Consultant will not represent to any third party that he has, in his capacity as a Consultant hereunder, any real, implied or apparent authority to enter into any arrangement, contract or commitment on behalf of the Company. All federal, state or local tax liability that Consultant incurs as a result of the remuneration provided pursuant to this Agreement, or otherwise, shall be and remain the sole responsibility of Consultant.

(d)	Ineligible for Employee Benefits. Consultant shall not be eligible for any benefit available only to employees of the Company or its Affiliates, including, but not limited to, medical, dental, vision and related health benefits, state disability insurance, unemployment insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like.

5.	Confidential Information.

(a)

Consultant acknowledges that in the course of his prospective relationship with the Company under this Agreement, he will have access to information relating to the confidential affairs of the Company and its Affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (the “Confidential Information”). Company agrees to make reasonable efforts to inform Consultant as to what information the Company deems to be Confidential Information.

(b)	Consultant agrees that (i) he will not, and will not allow his Affiliates to disclose to any third party or use any Confidential Information except as expressly permitted in this Agreement, and (ii) he will take all reasonable measures to maintain the confidentiality of all Confidential Information within his possession or control, which will in no event be less than the measures he uses to maintain the confidentiality of his own information of similar type and importance. This confidentiality covenant has no temporal, geographic or territorial restriction.

(c)	The right and remedy to have this confidentiality covenant specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this confidentiality covenant would cause irreparable injury to Company and its Affiliates and that money damages would not provide an adequate remedy to Company and its Affiliates.

6.	Enforceability. If any court determines that any provision of this Agreement, or any part thereof, is unenforceable against any person, the parties agree that such court shall have the power to modify such provision to the extent necessary to make the Agreement enforceable and valid, and the parties agree to request the court to exercise such power, and, in its modified form, such provision shall then be enforceable and shall be enforced.

7.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign this Agreement without Consultant’s prior consent to any Affiliate of the Company or to any Successor. As used in this Agreement, the term “Successor” shall include any person, corporation, partnership, company or other entity that, at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company.

8.	Notices. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by written notice similarly given).

If to the Company:

Par Petroleum Corporation

800 Gessner Road, Suite 875

Houston, TX 77024

Attention: General Counsel

Facsimile No.: (713) 650-0502

If to Consultant:

Peter Coxon

6823 Prairie Dunes Drive

Houston, TX 77069

9.	Amendment and Waiver. No term, provision or condition of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing by the Company and Consultant. A waiver by the Company or Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

10.	Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Texas.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

12.	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PAR PETROLEUM CORPORATION

By:	/s/ William Monteleone
Name:	William Monteleone
Title:	Chief Executive Officer

/s/ Peter Coxon
PETER COXON

[SIGNATURE PAGE TO CONSULTING AGREEMENT]